Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in Registration Statement on Form S-8 (No. 333-123506) of our report dated May 20, 2005, relating to the financial statements and supplemental schedule of Inter-Tel, Incorporated Tax Deferred Savings Plan and Retirement Trust as of December 31, 2004 and 2003, and for the year ended December 31, 2004 included in this Form 11-K. It should be noted that we have not audited any financial statements of the Plan subsequent to December 31, 2004, or performed any audit procedures subsequent to the date of our report.

/s/ MAYER HOFFMAN MCCANN P.C.

Phoenix, Arizona
June 24, 2005